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Exhibit 4.4

EARTHLINK, INC.
EQUITY PLAN
FOR NON-EMPLOYEE DIRECTORS
(as amended effective October 23, 2003)

1.     PURPOSE

        The purpose of the EarthLink, Inc. Equity Plan for Non-Employee Directors (the "Plan") is to promote the long-term interests of EarthLink, Inc., a Delaware corporation (the "Company") by attracting and retaining qualified and experienced persons for service as non-employee directors of the Company by providing additional incentives for such non-employee directors to work for the success and growth of the Company through ownership of the Company's common stock.

2.     DEFINITIONS

        When used herein, the following terms shall have the meanings set forth below:

        2.1   "Affiliate" means the same as set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        2.2   "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to the Participant.

        2.3   "Amendment Effective Date" means the date the Company's stockholders approve the Plan, as amended herein.

        2.4   "Award" means an Option, Restricted Stock or Restricted Stock Units granted under the Plan.

        2.5   "Board" means the Board of Directors of the Company.

        2.6   "Change in Control" means the occurrence of any of the following: (i)(a) the Company consolidates with, or merges with or into, another Person, (b) there is a merger, reorganization, consolidation, share exchange or other transaction involving the Voting Stock of the Company, (c) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company to any Person, (d) any Person consolidates with, or merges with or into, the Company, or (e) any similar event where with respect to each of the events described in (a) through (e) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, except that none of the foregoing events will constitute a Change in Control where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee Person and the beneficial owners of the Voting Stock of the Company immediately before such event own, directly or indirectly, Voting Stock representing more than 50 percent of the Voting Stock of the surviving or transferee Person immediately after such event; (ii) any transaction that results in any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owning Voting Stock of the Company representing, directly or indirectly, more than 50 percent of the Voting Stock of the Company; (iii) the approval by the holders of the Voting Stock of the Company of any plan or proposal for liquidation or dissolution of the Company or (iv) the consummation of any other transaction that a majority of the Board, in its sole and absolute discretion, determines constitutes a Change in Control for purposes of this Plan.

        2.7   "Code" means the Internal Revenue Code of 1986, as amended.

        2.8   "Company" means EarthLink, Inc., a Delaware corporation.

        2.9   "Deferred Compensation Program" means any plan or program that the Company may establish that is intended to constitute a deferred compensation plan for members of the Board, pursuant to which eligible members of the Board may elect to defer the receipt of specified benefits or to which specified benefits otherwise deferred will be credited (whether or not such benefits are deferred in connection with Awards granted under this Plan).

        2.10     "Deferred Stock Benefit" means the specified benefit that the eligible director elected to defer under the Deferred Compensation Program or that otherwise was deferred and credited under the Deferred Compensation Program that must be distributed or paid, if at all, in Shares. A Deferred Stock Benefit will be paid pursuant to the terms of the Deferred Compensation Program and at such time or times as are set forth therein (which may be more than 10 years from the date of grant of the Award under this Plan under which the receipt of Common Stock was deferred).

        2.11     "Disability" means a mental or physical condition that, in the opinion of the Company, renders the director unable or incompetent to serve as a director, which condition in the opinion of the physician that the Company engages is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

        2.12     "Fair Market Value" means, with respect to the Company's Shares, the closing price of the Shares on the date on which the value is to be determined, as reported on the stock exchange on which such Shares are traded, or such other source of quotations for or reports of trading activity in Shares as the Board from time to time may select, or if the Shares are not traded on such exchange on such date, then on the next preceding day that the Shares were traded on such exchange, or as reported by such other source as the Board from time to time may select. If at the time of the determination of Fair Market Value the Shares are not actively traded on any such stock exchange, Fair Market Value means the fair market value of a Share as the Board determines taking into account such facts and circumstance as the Board deems material to the value of the Shares. The Fair Market Value that the Board determines shall be final, binding and conclusive on the Company and each Non-Employee Director.

        2.13     "Non-Employee Director" means a director of the Company who is not an officer or employee of the Company or any of its subsidiaries or Affiliates and who was not elected or appointed to the Board pursuant to voting rights or other similar authority granted to the holders of any preferred stock or similar equity securities of the Company, which voting rights or similar authority are exclusive of any voting rights or other similar authority granted to any class or classes of any common stock of the Company that generally has the voting power under ordinary circumstances to elect at least a majority of the Board. A "Non-Employee Director" may include a director of the Company who serves as a consultant to the Company and who otherwise meets the foregoing requirements.

        2.14     "Non-Qualified Stock Option" means an Option not entitled to special tax treatment under Section 422 of the Code.

        2.15     "Option" means a stock option that entitles the holder to purchase from the Company a stated number of Shares at the price and on the terms set forth in the applicable Agreement.

        2.16     "Participant" means a Non-Employee Director to whom an Award is granted pursuant to the Plan.

        2.17     "Permitted Transferee" means with respect to a Participant (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships; (ii) a trust in which any of the individuals listed in (i) above own one hundred percent (100%) of the beneficial interests; or (iii) any other entity in which the participant or any of the individuals listed in (i) above own one hundred percent (100%) of the ownership interests.

        2.18     "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

        2.19     "Plan" means the EarthLink, Inc. Equity Plan for Non-Employee Directors (as amended effective October 23, 2003) contained herein, and as it may be further amended from time to time.

        2.20     "Restricted Stock" means Shares that are subject to the restrictions, if any, set forth in the Plan and in the applicable Agreement. Shares shall cease to be Restricted Stock when, in accordance with the terms and conditions of the Plan and the applicable Agreement, they become Vested.

        2.21     "Restricted Stock Unit" means an award, stated with respect to a specified number of Shares, that entitles a Participant to receive one Share with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Plan and the applicable Agreement. If the applicable Agreement so provides, if the Company pays any cash dividends on Shares, the number of Restricted Stock Units a Participant is granted shall be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant's outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per Share amount of the dividend divided by (ii) the Fair Market Value of a Share on the payment date of such dividend.

        2.22     "Shares" means the shares of the Company's common stock, $.01 par value per share.

        2.23     "Vested" means nonforfeitable and transferable within the meaning of Section 83 of the Code.

        2.24     "Voting Stock" means with respect to any specified Person any class or classes of stock of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of the specified Person.

3.     ADMINISTRATION OF THE PLAN

        The Board shall administer the Plan. The Board shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action the Board takes arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon the Company, all Participants and any other person, whether that person is claiming under or through any Participant or otherwise.

        The Board shall have the complete authority to grant Restricted Stock and Restricted Stock Units on such terms (not inconsistent with the provisions of this Plan) as the Board may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the time or times when such Restricted Stock or Restricted Stock Units shall become Vested or payable. The Board also shall have complete authority to prescribe the time or times when Options granted under the Plan shall become exercisable. Notwithstanding the foregoing, however, to the extent the Board is exercising its discretion regarding the grant of Restricted Stock or Restricted Stock Units or the exercisability of Options, the Board shall act without the Non-Employee Director to whom the Award relates.

        The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Neither the Board nor any member thereof shall be liable for any act done or not done in good faith with respect to the Plan, any Agreement or any Award. The Company shall bear all expenses of administering this Plan.

4.     ELIGIBILITY

        All Non-Employee Directors of the Company shall be eligible to receive Options, Restricted Stock and Restricted Stock Units under the Plan during the time they serve as Non-Employee Directors pursuant to the terms of the Plan. A Non-Employee Director's right to receive further Awards under the Plan shall automatically terminate on and after the time he is no longer a Non-Employee Director.

5.     SHARES SUBJECT TO THE PLAN

        An aggregate of 350,000 Shares (subject to adjustment in accordance with Section 9 below) previously were reserved for issuance in connection with Options granted under the Plan. On and after the Amendment Effective Date, an additional 600,000 Shares (subject to adjustment in accordance with Section 9 below) shall be reserved for issuance in connection with Awards under the Plan or the settlement of Deferred Stock Benefits, so that an aggregate of 950,000 Shares (subject to adjustment in accordance with Section 9 below) will be available for issuance in connection with Awards or the settlement of Deferred Stock Benefits, reduced by the number of Awards previously granted pursuant to the Plan. With respect to that aggregate amount, a total of 300,000 Shares (subject to adjustment in accordance with Section 9 below) may be issued in connection with Restricted Stock and Restricted Stock Units granted under the Plan or the settlement of Deferred Stock Benefits. The Shares so issued may be either authorized but unissued Shares of the Company or Shares that have been or may be reacquired by the Company, including treasury shares. Any Shares subject to issuance upon grant, exercise, vesting or payment of an Award but that are not issued because of a surrender, lapse, expiration, forfeiture or termination of such Award, shall once again be reserved and available for issuance under the Plan. Any Shares the receipt of which is deferred in accordance with the rules the Board prescribes and any other Shares represented by Deferred Stock Benefits will continue to count against the aggregate number of Shares available under the Plan unless such Shares will not be issued because of a surrender, lapse, expiration, foreclosure or termination of the rights therein or in the Deferred Stock Benefits; provided, however, that Shares shall be counted toward the foregoing limits only once (so that in case of Shares subject to Awards that are cancelled in connection with Deferred Stock Benefits, such Shares shall only be counted once). If a Deferred Stock Benefit is forfeited, in whole or in part, the number of Shares allocated to such Deferred Stock Benefit or the portion thereof may be reallocated to other Awards to be granted under the Plan or to the settlement of any other Deferred Stock Benefits. However, Shares issued in settlement of or representing Deferred Stock Benefits that constitute earnings on deferred Shares shall be counted separately towards the foregoing limits.

6.     TERMS AND CONDITIONS OF OPTIONS

        6.1   Grants

        (a)   All grants of Options under the Plan shall be automatic and non-discretionary (except with respect to the vesting provisions of such Options), and subject to the terms and conditions provided in this Plan. All Options granted under the Plan shall be Non-Qualified Stock Options and shall be evidenced by an Agreement in such form and containing such terms and conditions (not inconsistent with this Plan) as the Board determines.

        (b)   Subject to the provisions of the Plan, each Non-Employee Director who is elected or appointed to the Board after March 8, 2000 shall be granted an Option to purchase 35,000 Shares (or such lower number as the Board shall determine) on the date such director takes office.

        (c)   Subject to the provisions of the Plan, each Non-Employee Director serving as a Non-Employee Director at such time shall, as of the first business day of each fiscal year of the Company beginning after March 8, 2000, be granted an Option to purchase an additional 15,000 Shares (or such lower number as the Board shall determine). If at any time there are not sufficient Shares reserved under the Plan for grants of such Options, the Options to be granted each Non-Employee Director under the Plan at such time shall be proportionately adjusted.

        (d)   The purchase price of each Share that may be purchased upon exercise of an Option shall be the Fair Market Value of the Share on the date the Option is granted.

        (e)   Except as set forth in Sections 6.2(b) or 6.6, Options shall become exercisable with respect to one-third of the Shares subject to the Option (or such lesser percentage as the Board shall determine) on each annual anniversary of the date of grant, provided the Non-Employee Director is still serving as a Non-Employee Director at such time, until the Option becomes exercisable with respect to all the Shares subject to the Option, provided the Option does not expire by its terms before such time. Options may be exercised, once vested, only within 10 years of the date of grant.

        6.2   Termination of Directorship

        (a)   The Option of any Participant whose status as a director of the Company shall terminate because of death or Disability may be exercised, to the extent exercisable on the date of death or Disability, at any time within one year after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier. Any such exercise shall be made (i) in the case of the death of the Participant, by the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Option shall pass by will or by the laws of descent and distribution, and (ii) in the case of the Disability of the Participant, by the Participant or by the Participant's guardian or legal representative.

        (b)   The Board in its discretion may declare that an Option of a Participant whose status as a director terminates because of removal from the Board on or within one year after a Change in Control shall become fully exercisable with respect to all Shares covered thereby and not previously purchased upon exercise of the Option, and shall remain fully exercisable until three months after the date of such termination or prior to the date the Option expires by its terms, whichever is earlier. If the Board does not make any such declaration before the Participant's status as a director terminates because of removal from the Board on or within one year after a Change in Control, then the Option of any Participant whose status as a director so terminates may be exercised, to the extent exercisable on the date of such termination, within three months after the date of termination or prior to the date on which the Option expires by its terms, whichever is earlier.

        (c)   The Option of any Participant whose status as a director shall terminate for any reason other than as specified in Sections 6.2(a) and 6.2(b) may be exercised, to the extent exercisable on the date of such termination, within three months after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier.

        6.3   Nontransferability

        Each Option granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution, and shall be exercised during the lifetime of the Participant only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the preceding sentence, a Participant, at any time prior to his death, may transfer all or any portion of an Option granted to him under the Plan to a Permitted Transferee. In such event, the Permitted Transferee will be entitled to all the rights of the Participant with respect to the transferred portion of such Option (except that such Permitted Transferee may not transfer such Option other than by will or by the laws of descent and distribution), and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option as set forth herein immediately prior to the effective date of the transfer. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Board expressly approves the transfer. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Board on or prior to the effective date of the transfer. No Option or any right or interest of a Participant in any Option shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        6.4   Terms of Options

        Options shall expire 10 years from the date of the granting thereof, but shall be subject to earlier termination as provided in Section 6.2. Each Agreement evidencing the grant of Options under the Plan shall comply with and shall be subject to the terms and conditions of the Plan and shall constitute evidence, by the Non-Employee Director's signature thereon, that it is the intent of the Non-Employee Director to continue to serve as a director of the Company for the remainder of his term during which the Option was granted. The Company may include on certificates representing Shares issued pursuant to any Option such legends referring to the foregoing representations or restrictions or any other applicable restrictions as the Company, in its discretion, shall deem appropriate.

        6.5   Exercise of Options

        A Participant may exercise an Option by delivery of a written notice, specifying the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the purchase price of any Shares to be purchased (in the form of a cashier's or certified check). The Option shall not be deemed exercised and no Shares shall be issued upon exercise of an Option until full payment has been made therefor. Notwithstanding the foregoing sentences, the Board, in its discretion and to the extent applicable law permits, may allow a Participant to pay the purchase price of the Shares to be purchased (i) in Shares that the Participant has owned for at least six months prior to the date of exercise valued at their Fair Market Value on the day preceding the date of exercise equal to the exercise price of the Option; (ii) in a cashless exercise through a broker; (iii) by any other medium of payment as the Board may authorize; or (iv) by any combination of the aforementioned methods of payment. Shares issued upon exercise of an Option shall be issued only in the name of the Participant. All notices shall be delivered to the Secretary of the Company and shall become effective when received.

        6.6   Change in Control

        Outstanding Options previously granted under the Plan shall be exercisable in whole or in part, with respect to the additional number of Shares to which the Option is not at that time exercisable as if the Participant had remained on the Board for an additional 18 months from the date of the Change in Control (it being deemed that the Non-Employee Director had an additional 18 months on the Board for purposes of determining the extent of the exercisability of such outstanding Options), on the earlier of (i) immediately before the consummation of the Change in Control or (ii) immediately before the Board takes any of the actions described in the next sentence provided in either event the Non-Employee Director to whom the Option was granted is still serving as a Non-Employee Director at such time, and such Options shall remain exercisable to such extent thereafter in accordance with the terms of such Options, notwithstanding any provisions in the Options to the contrary regarding exercisability. Notwithstanding any provision of any Agreement to the contrary, in the event of or in anticipation of a Change in Control, the Board in its discretion (i) may declare that some or all outstanding Options previously granted under the Plan shall terminate as of a date on or before the Change in Control without any payment to the holder of the Options, provided the Board gives prior written notice to the holders of the Options and gives them the right to exercise their outstanding Options before such date to the extent they are exercisable and/or (ii) may terminate some or all outstanding Options on the consummation of the Change in Control in consideration of payment to the holder of each such Option, with respect to each Share to which the Option is then exercisable, of the excess of the Fair Market Value on such date of the Shares subject to the Option over the Option price. The Board may take such actions with respect to some or all outstanding Options or on an Option-by-Option basis, which actions need not be uniform for all outstanding Options. Such payment in (ii) above may be made in any manner the Board determines, including in cash, Voting Stock or other property. However, such Options shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

7.     TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        7.1   Grants

        (a)   In accordance with the provisions of Section 4, the Board, in its sole discretion, will designate each Non-Employee Director to whom Restricted Stock is to be granted or sold or to whom Restricted Stock Units are to be granted and will specify the number of Shares such Award covers and the purchase price, if any, the Participant must pay for any Award. All Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Agreement in such form and containing such terms and conditions (not inconsistent with this Plan) as the Board in its sole discretion determines.

        (b)   Restricted Stock and Restricted Stock Units granted pursuant to the Plan shall be subject to such additional terms and conditions as are set forth in the Agreement evidencing such Restricted Stock or Restricted Stock Units.

        (c)   Unless the applicable Agreement provides otherwise, if a Participant must pay for an award of Restricted Stock, payment for the Award shall be made in cash or cash equivalent acceptable to the Board. If the Agreement so provides, the Board in its discretion and to the extent applicable law permits may allow a Participant to pay all or part of the purchase price (i) by surrendering Shares to the Company that a Participant has held for at least six months; (ii) by such other medium of payment as the Board in its discretion shall authorize; (iii) by means of a cashless exercise through a broker; (iv) by any combination of the aforementioned methods of payment. If Shares are used to pay all or part of the purchase price, the sum of the cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of purchase) of the Shares surrendered must not be less than the purchase price of the Restricted Stock.

        (d)   Except as set forth in Sections 7.2 or 7.6, shares of Restricted Stock shall become Vested and Restricted Stock Units shall become payable at such time or times as the Board determines and sets forth in the applicable Agreement. Restricted Stock and Restricted Stock Units will become Vested or payable, as applicable, if at all, within 10 years of the date of grant. The Company shall pay each Participant one Share for each Restricted Stock Unit that becomes payable and shall deliver to the Participant certificates representing the Shares that have been paid. All Shares issued upon the grant, vesting or payment of Restricted Stock or Restricted Stock Units shall be issued only in the name of the Participant.

        7.2   Termination of Directorship

        Outstanding Restricted Stock or Restricted Stock Units granted to a Participant under the Plan may become Vested or payable, as applicable, upon the termination of such Participant's service as a director of the Company to the extent set forth in the applicable Agreement.

        7.3   Nontransferability

        Restricted Stock and Restricted Stock Units granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution; provided, however that Restricted Stock will be nontransferable only until it has become Vested. Notwithstanding the preceding sentence, a

Participant, at any time prior to his death, may transfer all or any portion of Restricted Stock or Restricted Stock Units granted to him under the Plan to a Permitted Transferee. In such event, the Permitted Transferee will be entitled to all the rights of the Participant with respect to the transferred portion of such Restricted Stock or Restricted Stock Units (except that such Permitted Transferee may not transfer the Restricted Stock or Restricted Stock Units other than by will or by the laws of descent and distribution), and such portion of the Restricted Stock and Restricted Stock Units will continue to be subject to all of the terms, conditions and restrictions applicable to the Restricted Stock or Restricted Stock Units as set forth herein immediately prior to the effective date of the transfer. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Board expressly approves the transfer. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Board on or prior to the effective date of the transfer. No Restricted Stock or Restricted Stock Units or any right or interest of a Participant in any Restricted Stock or Restricted Stock Units shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        7.4   Terms of Restricted Stock and Restricted Stock Units

        Restricted Stock and Restricted Stock Units shall expire 10 years from the date of the granting thereof, whether or not then Vested or payable, but shall be subject to earlier termination as provided in the applicable Agreement. Each Agreement evidencing the grant of Restricted Stock or Restricted Stock Units shall comply with and be subject to the terms and conditions of the Plan and shall constitute evidence, by the Non-Employee Director's signature thereon, that it is the intent of the Non-Employee Director to continue to serve as a director of the Company for the remainder of his term during which the Restricted Stock or Restricted Stock Units were granted.

        7.5   Shareholder Rights

        Before shares of Restricted Stock become Vested, a Participant will have all rights of a shareholder in the shares of Restricted Stock as provided under the Certificate of Incorporation of the Company and applicable law, including without limitation the right to vote the shares and receive dividends and distributions thereon; provided, however, that during such period a Participant (i) may not sell, transfer, exchange, pledge, hypothecate or otherwise dispose of any shares of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing the shares of Restricted Stock until they become Vested and (iii) a Participant will deliver to the Company a stock power, endorsed in blank, with respect to each share of Restricted Stock. No Participant shall have any rights as a shareholder with respect to any Restricted Stock Units until payment of such Restricted Stock Units and the issuance to a Participant of the certificates representing the Shares that have been paid. However, notwithstanding the foregoing, the Board in its sole discretion may set forth in the Agreement that, for so long as the Participant holds any Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then (a) the Company may pay the Participant in cash for each outstanding Restricted Stock Unit covered by the Agreement as of the record date of such dividend, less than any required withholdings, the per share amount of such dividend or (b) the number of outstanding Restricted Stock Units covered by the Agreement may be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant's outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the fair market value of a share of Common Stock on the payment date of such dividend. In the event additional Restricted Stock Units are awarded, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and the Agreement as the outstanding Restricted Stock Units with respect to which they were granted.

        7.6   Change in Control

        Outstanding Restricted Stock and Restricted Stock Units previously granted under the Plan that are not then Vested or payable shall become Vested or payable, immediately before the consummation of a Change in Control, provided the Non-Employee Director is still serving as a Non-Employee Director at such time.

8.     LISTING AND REGISTRATION OF SHARES; CONTRACTS

        Each Award shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Plan or of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issuance, purchase, vesting or payment of Shares thereunder, such Award may not be granted or exercised or become Vested or payable in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Each Award shall also be subject to the condition that the Company shall not be obligated to make a grant or to issue or transfer its Shares to a Participant or allow such Shares to become Vested or payable pursuant to the Award, if the Board determines that such grant, issuance, transfer or payment would violate any covenant in any loan agreement or other contract to which the Company is a party or would violate any prohibition on such acts during any applicable blackout period or otherwise or would violate any applicable law. Any postponement of the grant of an Award or the issuance or payment of Shares hereunder in accordance with this Section 8 shall not extend the term of the Award and neither the Company nor its directors and officers, nor the Board, shall have any obligation or liability to any Participant or to any other person with respect to Shares as to which the Award shall lapse because of such postponement. The Company may include on certificates representing Shares issued pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

9.     ADJUSTMENT FOR CHANGES IN CAPITALIZATION

        Any increase in the number of outstanding Shares of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately in an increase in the aggregate number of Shares then available for the grant of Awards under the Plan or Deferred Stock Benefits, or becoming available through the termination, surrender or lapse of Awards previously granted but unexercised or Deferred Stock Benefits, and in the number of Shares subject to Awards or Deferred Stock Benefits then outstanding. Any fractional shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board shall make such adjustment in the number and class of Shares as to which Awards may thereafter be granted or Deferred Stock Benefits, and in the number and class of Shares remaining subject to Awards or Deferred Stock Benefits then outstanding, as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive upon all persons.

10.   TAXES

        Each Participant shall be responsible for satisfying any income and tax withholding obligations attributable to participation in the Plan and the grant, exercise, vesting or payment of any Awards. The Board, to the extent applicable law permits, may allow a Participant to satisfy any such amounts (i) in Shares that the Participant has owned for at least six months prior to the date of grant, exercise, vesting or payment, as applicable, valued at their Fair Market Value on the day preceding such date (but only for the minimum required withholding); (ii) in a cashless exercise through a broker, (iii) by such other medium of payment as the Board shall authorize, or (iv) by any combination of the aforementioned methods of payment.

11.   LIMITATION OF RIGHTS

        11.1     Neither the Plan, nor the granting of an Award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

        11.2     Except as provided in Section 7.5, a Participant shall have no rights as a stockholder with respect to the Shares covered by Awards until the date of the issuance of a stock certificate upon exercise or payment of the Award, and except as provided in Section 7.5 or in any applicable Restricted Stock Unit Agreement, no provision will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

12.   OTHER ACTIONS

        Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Awards for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant Awards to, or assume Awards of, any person in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

13.   DEFERRAL OF SHARES

        In accordance with rules the Board prescribes, a Participant who is eligible for the Deferred Compensation Program may elect to defer the receipt of Shares issuable to the Participant pursuant to any Award. The Board in its discretion may prescribe the types of Awards that are subject to the Deferred Compensation Program, the Participants eligible to participate in the Deferred Compensation Program and all administrative rules related thereto with respect to Awards.

14.   EFFECTIVE DATE OF THE PLAN

        The Plan was originally effective as of March 8, 2000. The Plan, as amended and restated, became effective on January 23, 2003, the date the Board approved it, except that (i) no additional Shares were reserved for issuance and (ii) no Restricted Stock or Restricted Stock Units could be granted and no Shares could be issued for Deferred Stock Benefits prior to the approval of the Plan, as amended and restated, by the Company's stockholders. The Company's stockholders approved the Plan, as amended and restated, at the 2003 Annual Meeting of Stockholders. Notwithstanding the foregoing, Options granted before January 23, 2003 shall continue to be governed by the terms of the Plan as in effect prior to its amendment and restatement and will not be eligible to be converted into Deferred Stock Benefits. The Board has again amended the Plan as of October 23, 2003 for which stockholder approval is not required. Unless earlier terminated by the Board, the Plan shall terminate on March 8, 2010. No Award shall be granted under the Plan after such date.

15.   TERMINATION AND AMENDMENT OF THE PLAN

        The Board, without further action on the part of the Company's stockholders, may at any time terminate, suspend or modify the Plan to the extent permitted by law, regulation or stock exchange requirements. The Plan will automatically terminate on and after the time there are no longer any Shares available for issuance pursuant to Awards or Deferred Stock Benefits under the Plan. No termination or amendment of the Plan, or amendment of any Award, shall adversely affect any right acquired by any Participant under an Award granted before the date of such termination or amendment, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 9 above does not adversely affect any such right. No amendment shall, without the consent of the participating director in the Deferred Compensation Program, adversely affect any rights of such director under the Deferred Compensation Program as in effect at that time. Notwithstanding the foregoing, the Plan may not be terminated so long as the Deferred Compensation Program remains in effect unless all Deferred Stock Benefits payable with Shares under this Plan have been paid or distributed in full unless the Deferred Compensation Program is terminated in accordance with its terms on or before such time.

16.   CLAIMS PROCEDURES

        If a Participant has exercised an Option or if shares of Restricted Stock have become vested or Restricted Stock Units have become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Award, or if a Non-Employee Director does not receive an Award under this Plan to which such Non-Employee Director believes he or she is entitled, then such Participant or Non-Employee Director must submit a written claim for benefits to the Board within 30 days of the date such benefits were due or the claim will be forever barred.

        If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Board or to any committee that the Board designates to handle the appeal. Such appeal must be made at any time within 30 days after the Participant receives written notice from the Board of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Board or such designated committee shall make a decision with respect to the appeal and, not later than 60 days after receipt of such request for review, shall furnish the Participant with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. In reviewing a claim for benefits, the Board or its designated committee will act without the Non-Employee Director who has submitted the claim for benefits.

        The Board or its designated committee has the discretionary and final authority under the Plan to determine the validity of a claim. Accordingly, any decision the Board or its designated committee makes on a Participant's appeal will be administratively final. If a Participant disagrees with the final decision, the Participant may sue, but only after the claim on appeal has been denied. Any lawsuit must be filed within 90 days of receipt of the final written denial of the Participant's claim or the claim will be forever barred.

17.   GOVERNING LAW

        The Plan shall be construed and administered under the laws of the State of Delaware.

QuickLinks

  Exhibit 4.4
EARTHLINK, INC. EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS (as amended effective October 23, 2003)